Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-213982

Dated May 10, 2017

(To Preliminary Prospectus dated May 9, 2017)

Free Writing Prospectus

Mota Group, Inc. Company Presentation

This free writing prospectus relates to the proposed public offering of shares of common stock and warrants to purchase one shares of common stock of Mota Group, Inc. (the “Company”), all of which are being registered on a Registration Statement on Form S-1 (No. 333-213982) (the “Registration Statement”). This free writing prospectus should be read together with the preliminary prospectus dated May 9, 2017 included in that Registration Statement, which can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1672750/000114420417025758/v466438_s1a.htm

The Company has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling

Joseph Gunnar & Co., LLC at Prospectus Department, at +1 (212) 440-9600.

Mota Group Inc. Investor Presentation May 2017 1

Safe Harbor Statement This presentation contains forward - looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 . All statements regarding Mota Group, Inc . (the “Company”), and its expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms,” “intends,”“anticipates,”“plans,”“believes,”“seeks,”“estimates,”“optimistic,”orvariations of such words and similar expressions, are forward - looking statements . These forward - looking statements are subject to a number of risks, uncertainties and assumptions, including those described under the heading “Risk Factors” in the Company’s filings with the Securities and Exchange Commission (the “SEC Filings”) . Moreover, the Company operates in a very competitive and rapidly changing environment . New risks emerge from time to time . It is not possible for Company management to predict all risks, nor can the Company assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward looking statements the Company may make . In light of these risks, uncertainties and assumptions, the forward looking events and circumstances discussed in this presentation may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements . These risk factors are listed from time to time in the Company’s SEC Filings . Forward looking 2 statements speak only as of the date they were made, and the Company does not assume any obligation to publicly update or revise any forward - looking statements for any reason . This presentation highlights basic information about the Company and the offering . Because it is a summary, it does not contain all of the information that you should consider before investing . This offering may only be made by means of a prospectus . This presentation does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration qualification under the securities laws of any such jurisdiction . We have filed a registration statement on Form S - 1 , as amended (File No . 333 - 213982 ) (the “Registration Statement”) with the SEC for the offering to which this presentation relates . The registration statement has not yet become effective . Before you invest, you should read the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about the Company and the offering . You may get these documents for free by visiting EDGAR on the SEC website at www . sec . gov Alternatively, the Company or any underwriter participating in the offering will arrange to send you the prospectus if you contact : Mota Group, Inc , Investor Relations, PO Box 1116 , Campbell, CA 95009 - 1116 USA, Telephone + 1 (408) 370 - 1248 or email : inv@mota . co m

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Offering Summary 4 Type of Offering Initial Public Offering Book - Running Manager Joseph Gunnar & Co. Co - Manager Axiom Capital Management Expected Offering Price Pre - Offering Valuation $9.99 per share, $0.01 per warrant $15.0 Milllion Offering Size 650,000 Shares and 650,000 warrants (100% Primary) Shares Outstanding Post - Offering 2,161,107 Shares (excluding the over - allotment option) Exchange NASDAQ Capital Market Symbol MOTA / MOTAW Use of Proceeds ISSUER Mota Group, Inc. Over - Allotment Option 97,500 Shares and 97,500 warrants (100% Primary) Warrant Terms: Exercisable for 5 years at 125% of the offering price We intend to use the net proceeds of this offering for repayment of debt, working capital and other general corporate purposes, including to finance our growth, enhance and improve our products, fund capital expenditures, and expand our existing business through investments in or acquisitions of other businesses, products or technology.

INTRODUCTION 5

About Us *Quarter ended March 31, 2017 We design, manufacture, and market drones, targeting the recreational sector of the market. Expanded our product line in 2015 to include drones which currently represent 43%* of sales. Our other consumer products include: • Smart wearables and electronics. • Innovative mobile accessories for smartphones and cameras. • Virtual reality headset for drones, and toys for a variety of ages. 1,700,000+ Product Shipped to Customers N A S DA Q Listing on IPO Ticker: MOTA G LO B A L COMPANY San Jose, California Shenzhen, China Las Vegas, Nevada Hong Kong 11 Lines of Drones & Growing Over a Decade of Experience E S T.2003 6

Investment Highlights Defined product strategy focusing on low price point and high volume sector of the market Proven distribution strategy both online and through big box retailers Valuable customers such as Walmart and Target established through big box retailers Recreational drone market expected to grow from 4.4 M units in 2017 to 7.9 M units by 2020 Significant demand for our products which we have not been able to fulfill due to lack of inventory 7

D R ON E S 8

Drone Facts Investing in Market - Leading Digital Innovation • The first drone was made in 1916 for military purposes. • Common tasks include: taking pictures, surveillance, data capture, product delivery, military use, recreation, inspection, and agriculture. • Can be controlled automatically, manually, or by voice. • Used in markets such as: virtual reality, toy/hobby, military, construction, agriculture, real estate and delivery. DELIVERY 9 REAL ESTATE MILITARY AGRICULTURE

Drone Market Overview • Drone shipments are projected to rise from 2.2 million units in 2015 to more than 7.9 million units annually by 2020.* • Drones are rapidly transitioning from toys for hobbyists to the hottest consumer electronics item in the market. • Google, Facebook, Amazon and Walmart have entered the race to provide a drone delivery service for e - commerce . This will further increase the adoption of drones by consumers . Units (‘000s) R e t ail/Consume r D r on e mar k e t ($mn) 2,000 3,000 4,000 10,000 8,000 6,000 4,000 2,000 2013 2014 2015E 2016E Revenues ($mn) 2017E 2020E 1,000 0 2018E 2019E Units (1000s) *Goldman Sachs Equity Research, Drones: Flying into the Mainstream, March 13, 2016 GOLDMAN SACHS ESTIMATED DRONE MARKET* Y E A R Revenue (millions) Quantity in Units 2013 2014 2015 2016 2017E 2018E 2 019E 2020E $250 $700 $1,600 $2,250 $2,750 $2,950 $3,200 $3,350 200,000 900,000 2,200,000 3,400,000 4,400,000 5,500,000 6,600,000 7,900,000 10

Mota's Niche Focus


(QUANTITY)
10,M+
CONSUMER
MOTA
PROFESSIONAL
MOTA
(PRICE)
-$100
COMMERCIAL
(PRICE)
$100,000+
GOVERNMENT
MILITARY
EASY TO OPERATE
TOY
FAMILY
HOBBY PHOTO
VIDEO
PRO RACING
WAREHOUSE
REAL ESTATE
AGRICULTURE
MOVIE
NEWS
AERIAL PHOTO
CONSTRUCTION
RAILROAD
MINING
ENERGY
DELIVERY
FIRE
MAP
POLICE
SURVEILLANCE
MILITARY
DIFFICULT TO OPERATE

11

MOTA®

Market Opportunity


(QUANTITY)
10,M+
(PRICE)
-$100
(PRICE)
$100,000+
CONSUMER
PROFESSIONAL
COMMERCIAL
GOVERNMENT
MILITARY
MOTA
SYMA
MOTA
Parrot
GoPro
Parrot
YUNEEC
3DR
PRECISIONHAWK
MOTA
FUTURE
LOCKHEED MARTIN
BOEING
EASY TO OPERATE
TOY
FAMILY
HOBBY PHOTO
VIDEO
PRO RACING
WAREHOUSE
REAL ESTATE
AGRICULTURE
MOVIE
NEWS
AERIAL PHOTO
CONSTRUCTION
RAILROAD
MINING
ENERGY
DELIVERY
FIRE
MAP
POLICE
SURVEILLANCE
MILITARY
DIFFICULT TO OPERATE

12

Mota’s Drone Line Up EASY TO USE PROFESSIONAL/ COMMERCIAL 4000 U L TRA ROBOTICS S TA T E/L OCAL GOVT. 6000 5000 JOJO JOJO 2 COMING SOON 8000 COMING SOON GIG A - X COMING SOON HOB B Y AWARDS/PRESS COVERAGE MOTA PRODUCTS PRICE $40 - $140 $100 - $300 $800 - $1500 CATEGORIES *Future higher price point offerings FUTURE NANO RACING NAN O - C LIV E - W * * $ 3 00 - $ 8 00 CUSTOMIZED

Pre 2015 2016 2017 We historically have been unable to take full advantage of our retail channels in full due to lack of inventory Continuously Expanding Customer Base 14

Financial Summary 15 FISCAL YEAR ENDED JUNE 30, 2016 50% Decrease in Sales Due to Lack of Inventory to Meet Demand FY15 Q1 - Q3 FY17 4.34M Q1 - Q3 FY16 3.05M 8.04M 3.97M $8,000,000 $6,000,000 $4,000,000 $2,000,000 $ $5,000,000 $4,000,000 $3,000,000 $2,000,000 $1,000,000 $ - Insufficient Inventory for new Drones primary driver of reduced sales which caused the Company to turn down large purchase orders 4 2 % INCREASE IN SALES Fueled by Bridge Financing and New Customers New Customers Acquired: NINE MONTHS ENDED MARCH 31, 2017 NINE MONTHS ENDED MARCH 31, 2017 FY16

Distribution Channels RETAILER RETAILER ONLINE MOTA PRODUCTS ARE SOLD THROUGH TWO PRIMARY CHANNELS: THROUGH DISTRIBUTION 40% DIR E C T 60% DISTRIBUTION CENTER 16

C o m p e t i t i o n Product Philosophy Simplicity Rules Customers Purchasing Decisions 17

CONTROLLER DIRECTIONAL QUICK START ONE TOUCH TAKE OFF/LANDING Marketing Philosophy Mota creates brand loyalty and differentiation by providing simplicity 18 C o m p e t i t i o n M o t a ’ s P r o d u c t s 18

C o m p e t i t i o n Online Marketing Philosophy Simplicity Rules Customer Purchasing Decisions M o t a ’ s P r o d u c t s 19

Press & Awards

FOX NEWS Channel

Jan 7, 2016 -Take Flight with These High-Tech Drones

The one that caught our eye at CES was the tiny JETJAT Nano.

CNBC

May 10, 2016 - Consumer Technology Association believes China tech market will outsize US

Products to Watch: A Drone That Fits in Your Palm

STASHED

May 4, 2016 - GOPRO Releases Two Mobile Video Editing Apps

"Ambitious GoPro filmmakers should consider picking up Mota's wireless charger..."

gizmag

July 24, 2015 - MOTA Wireless Charger for GoPro one of 2015's best GoPro accessories!

Bloomberg TELEVISION

May 11, 2016 - The Buzz on Drones at CES Asia 2016

"Michael Faro discusses his company's drone fleet with Bloomberg's Haidi Lun."

June 30, 2016 -Take Flight with These High-Tech Drones

Take flight with these high-tech drones:
MOTA JETJAT Nano-C

MARKET WIRED

Nov 21, 2016 - JETJAT ULTRA Micro Streaming Drone Named Finalist for 2017 Toy of the Year.

TOTY FINALIST

tom's guide

Sep 2, 2016 - This Tiny Drone Can Be Your Streaming Eye in the Sky

Mota's JETJAT ULTRA opens up the possibility of streaming video to a much wider audience.

BUSINESS NEWS DAILY

Virtual Reality is Making Training More Effective for Businesses

"Mota: Greater image fidelity, more precise motion detection, lighter weight and lower cost in the cards for VR."

ZOL.COM 中关村在线

May 12, 2016 **Chinese translation*

"Best of CES Asia2016 提名产品新鲜出炉——最佳无人机：MOTA莫塔JetJat Nano.

**Nomination Award Newest Product CES Asia 2016. Best of the Drone: Mota JetJat Nano"*

20

MOTA

2013 T od a y U.S. OTHER CANADA U. S QUEBEC 99% 1% 90% 7% 3% Expanding International Sales Expansion of our International Presence since 2013 21

MARJORIE BAILEY AUDIT COMMITTEE CHAIR Marjorie was part of Marcum LLP for over 15 years . Marjorie currently is an adjunct professor at UC Berkley Extension, Chief Financial Officer of Elder Care Alliance, and Audit Committee Chair for League of Women Voters of the United States and California . Management Team MICHAEL FARO PRESIDENT/FOUNDER Over 18 + years experience managing companies and departments of various sizes from startups to Fortune 100 companies . Michael manages the company’s global strategic direction, including product road maps, M&A, and production . Michael has written various publications and a decade of experience in Legal, Finance, and the Technology Industry, with the goal of efficiency, cost reduction, and automation . DAVE HORIN FINANCIAL ADVISOR, CPA Dave is Managing Partner of Chord, providing accounting advisory services, SEC reporting, and IPO readiness . Dave was previously CFO of Rodman and Renshaw Capital Group and Chief Accounting Officer at Jefferies LLC . LILY JU CHIEF PRODUCT OFFICER Lily oversees manufacturing, having managed over thousands of products from beginning to end to ensure all work meets design specifications, quality, cost and timeline . With over 15 years of experience in the industry, she previously worked as a consultant for various North American companies undertaking product development in Asia . ALEX RUCKDAESCHEL BOARD OF DIRECTORS Alex has worked in the financial industry for more than 16 years . He has co - founded and/or been partner in Herakles Capital Management, AMK Capital Advisors, Alpha PLS Advisors, and Nanostart AG . Alex is a board member of various private and public small cap technology companies . DIANNE DUBOIS CHIEF FINANCIAL OFFICER Chief Financial Officer for Mota Group, Inc . Dianne Dubois has held CFO positions at LookSmart, the Olivia Companies, and Say Media, and senior financial roles in companies such as Disney, Wellpoint Health Networks, PIMCO, and E*Trade, in addition to interim CFO roles at a variety of companies . 22

Capitalization 23 Cash Actual As of March 31, 201 7 As of March 31, 201 7 (Pro Forma) (1) As of March 31, 20 17 (Pro Forma As Adjusted) (2) $40,813 $40,813 $5,101,848 Working Capital (1,653,293) 842,668 6,887,668 Total Assets 4,191,459 4,191,459 9,086,861 Stockholders’ Total Equity (4,271,963) (126, 002) 5,753,365 ** Working Capital deficit is equal to current assets minus current liabilities. (1) The pro forma column gives effect to the automatic conversion of (i) the Convertible Bridge Notes in the aggregate principal amount of approximately $1,650,000 and accrued interest of $88,667, (ii) certain payables and purchases of future goods in the aggregate amount of $5,111,800, into common stock in conjunction with the offering. (2) The pro forma as adjusted column gives effect to the conversion of (i) the Convertible Bridge Notes in the aggregate principal amount of approximately $1,650,000 and accrued interest of $88,667, (ii) certain payables and purchases of future goods in the aggregate amount of $5,111,800, (iii) to the sale of 650,000 shares of our common stock in this offering at an assumed initial public offering price of $9.99 per share and $0.01 per warrant set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses, and (iv) use of this offering’s proceeds to repay the senior secured redeemable debenture in the amount of $983,965.

Income Statement 24 Fiscal Year Ended June 30, 2016 201 7 2016 Nine Months Ended March 31, (unaudited) Net revenue $3,977,992 $4,335,316 $3,057,465 Cost of goods sold 2,559,891 2,049,931 1,489,693 Gross profit 1,418,101 2,285,385 1,567,772 Selling expenses 1,500,115 1 , 840,771 1,148,039 General and administrative expenses 2,126,698 2 , 057,845 1,597,770 Total operating expenses 3,626,813 3 , 898,616 2,745,809 Loss from operations (2,208,712) (1,613,231) (1,178,037) Other expenses, net (222,296) (604,596) (128,558) N e t los s $(2 , 431 , 008) $ (2, 217,827) $(1,306,595) CONSOLIDATED STATEMENTS OF OPERATIONS DATA: Summary Comparison nine months ended 03 / 31 / 17 to nine months ended 03 / 31 / 16 Net revenue : 41 . 79 % increase due to increased product demand and new customers . Only able to partially meet demand due to insufficient inventory . Gross profit : Increase in gross margin due to new drone models introduce, partially offset by premiums paid to rush delivery and production . Operating expenses : Increase of $ 151 , 649 resulting from increased advertising expense and accounting and reporting costs related to the offering . Other expenses : Increase of $ 476 , 038 resulting from an increase in interest and foreign transaction costs .

Use of Proceeds Increase in Production to Meet Demand, Customer Acquisition 25 We intend to use the net proceeds of this offering for repayment of debt, working capital and other general corporate purposes, including to finance our growth, enhance and improve our products, fund capital expenditures, and expand our existing business through investments in or acquisitions of other businesses, products or technology.

Summary Ability to grow with capital Proceeds of the offering to enable us to fulfill existing demand Expanding distribution in US and international Defined product strategy in high volume sector of the market Potential to leverage our brand and distribution to offer higher priced products Large and growing market 26

Copyright© 2017 Mota Group, Inc., All rights reserved. Let’s Fly Together ™ 27 27